Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of EyeGate Pharmaceuticals, Inc. (the "Company") on Form S-1 (No. 333-204780) to be filed on or about July 29, 2015 of our report dated March 31, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years then ended. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

New York, New York

July 29, 2015